Exhibit 10.16a
April 21, 2008
Todd Hollander
1448 Sea Ridge Dr.
Newport Beach, Ca. 92660
Dear Todd:
It is a pleasure to confirm the offer of employment made to you for the position of
Executive Vice President of the Sales Division of Citizens Business Bank. The position reports to Chris Myers, President and Chief Executive Officer. I hope you find the following terms to be acceptable:

Position:	Executive Vice President of the Sales Division

Salary:	$265,000 per year. You will be eligible for a Performance Review and salary increase in April 2009.

Sign Bonus:	$35,000. In the event that you leave Citizens Business Bank prior to 12/31/08, you will be responsible for the reimbursement of the signing bonus.

Performance Compensation:	You will be eligible to participate in the 2008 Performance Compensation Plan payable in February 2009. The specific performance measurements for your Performance Compensation Plan will be discussed with you in more detail. You will be eligible to receive 75% of your base salary under this Plan. This Plan will be prorated for 2008; however, your bonus will be no less than $75,000. This bonus is subject to satisfactory job performance in 2008.

Car Allowance:	$1,200 monthly.

Stock Options:	20,000 Stock Options to be approved at the June Board Meeting.

Change of Control:	Two year Change of Control.

Country Club Membership:	Will be considered for 2009 membership based on fully satisfactory job performance in 2008.

Start Date:	On or before May 15, 2008.

Todd Hollander
April 21, 2008

Deferred Compensation Plan:	You will be eligible to participate in the Deferred Compensation Plan. Details will be provided upon hire.
As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above.
You will be provided detailed information about your medical benefit options shortly before your waiting period ends.
•	Vacation

You will be eligible for fourteen (14) days of vacation in 2008 and twenty (20) days of vacation in 2009.

•	Medical Insurance

You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following 30 days of continuous employment with the Bank.

•	401(k) and Profit Sharing Plan

You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on June 1, 2008. Profit Sharing information will be provided to you.
Drug Test — We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 483-7126.
At Will Statement — The employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.
Proprietary or Confidential Information — We would also like to confirm that we are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the Company does not violate any noncompetition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer or anyone else, please give us a copy of that agreement so that we can ensure that your employment with CBB will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists and that you will not be prevented from performing any of your duties for CBB as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any noncompetition, proprietary information or nondisclosure agreement) any prior employer or other person or entity.

Todd Hollander
April 21, 2008
Todd, please feel free to call me if you should have any questions or require additional information. I am excited about the opportunity to work with you in building the future at Citizens Business Bank.
Sincerely,
Christopher D. Myers
President and Chief Executive Officer
I have read this offer and accept the terms of the position described herein.

Signature	Date

*	This offer expires April 30, 2008.